UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ILLINOIS TOOL WORKS INC.

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Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders
Friday, May 4, 2007
3:00 P.M.
The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois

ITW is holding its 2007 Annual Meeting for the following purposes:

1.	To elect ten directors for the upcoming year; and

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent public accountants.

The Board of Directors recommends that you vote FOR each of the director nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants for 2007.

Stockholders of record on March 6, 2007 are entitled to vote.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To be certain that your shares are represented, please sign, date and return the enclosed proxy card as soon as possible or vote by telephone or the internet by following the instructions on the proxy card. You may revoke your proxy at any time before it is voted at the Annual Meeting.

Our Annual Report for 2006 is enclosed.
By Order of the Board of Directors,
James H. Wooten, Jr.
Secretary

March 23, 2007

Illinois Tool Works Inc.

Proxy Statement

Annual Report on Form 10-K

You may review and download a copy of ITW’s Annual Report on Form 10-K for the year ended December 31, 2006, including schedules, that we filed with the Securities and Exchange Commission by accessing our website, www.itw.com, or you may request a paper copy by writing to: James H. Wooten, Jr., Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.

This proxy statement and form of proxy are first being sent to stockholders on or about March 23, 2007.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of ten directors for the upcoming year; and

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2007.

Who may vote?

Stockholders at the close of business on March 6, 2007, the record date, may vote. On that date, there were 559,624,025 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1.	By mail:	Complete the proxy card and sign, date and return it in the enclosed envelope;
2.	By telephone:	Call the toll-free number on the proxy card, enter the holder account number and the proxy access number from the proxy card, and follow the recorded instructions;
3.	By internet:	Go to the website listed on the proxy card, enter the holder account number and the proxy access number from the proxy card, and follow the instructions provided; or
4.	In person:	Attend the Annual Meeting, where ballots will be provided.

If you hold your shares through a bank or broker that does not offer telephone or internet voting, please complete and return your proxy card by mail.

How does discretionary voting authority apply?

If you sign, date and return your proxy card, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Marvin D. Brailsford, Susan Crown and Harold B. Smith to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. If you do not indicate how you want to vote, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants and FOR or AGAINST any other properly raised matter at the discretion of Ms. Crown and Messrs. Brailsford and Smith.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at the Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before the Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or internet after you have given your proxy; or

4.	Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at the Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a proposal because that holder does not have voting authority for that proposal and has not received voting instructions from you. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of the appointment of our independent public accountants, even if they do not receive voting instructions from you. Therefore, no broker non-votes will occur as to these proposals.

What vote is required to approve each proposal?

Election of Directors: The ten nominees who receive the highest number of votes will be elected. However, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation in accordance with our Corporate Governance Guidelines as discussed more fully on page 10. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or internet voting.

Ratification of the Appointment of Independent Public Accountants: Although we are not required to submit the appointment of our independent public accountants to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification since it is one fewer vote for approval.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for the May 2008 Annual Meeting, a stockholder proposal must be received no later than November 24, 2007. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (“SEC”). You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at the May 2008 Annual Meeting. If you submit that proposal after February 7, 2008, then SEC rules permit the individuals named in the proxies solicited by our Board of Directors for that meeting to exercise discretionary voting power as to that proposal. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

How do I nominate a director?

If you wish to nominate an individual for election as a director at the May 2008 Annual Meeting, our Secretary must receive your written nomination by December 31, 2007. Our by-laws require that your nomination include: (1) your name and address; (2) the name, age and home and business addresses of the nominee; (3) the principal occupation or employment of the nominee; (4) the number of shares of ITW stock that the nominee beneficially owns; (5) a statement that the nominee is willing to be nominated and serve as a director; and (6) any other information regarding the nominee that would be required by the SEC to be included in a proxy statement had our Board of Directors nominated that individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors.

Who pays to prepare, mail and solicit the proxies?

We will pay all of the costs of preparing and mailing this proxy statement and soliciting these proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials and our Annual Report to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition to mailing proxy materials, our officers, directors and employees may solicit proxies in person, by telephone or otherwise.

Election of Directors

Stockholders are being asked to elect ten directors at the Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. Each director will serve until the May 2008 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the enclosed proxy card, by telephone or by internet. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:

William F. Aldinger, 59, has served as President, Chief Executive Officer and Director of Capmark Financial Group Inc., an international commercial real estate finance company, since June 2006. Mr. Aldinger retired as the Chairman and Chief Executive Officer of HSBC Finance Corporation (formerly Household International, Inc.), a consumer finance company, in April 2005, a position he held since 1994. He also retired as Chairman and Chief Executive Officer of its parent company, HSBC North America Holdings Inc., a position he held since December 2003. He serves on the boards of AT&T Inc., KKR Financial Corp. and The Charles Schwab Corporation. Mr. Aldinger has served as a director of ITW since 1998,

Michael J. Birck, 69, has served as the Chairman of Tellabs, Inc. since 2000 and was Chief Executive Officer from 2002 to February 2004. Mr. Birck founded Tellabs and served as President and Chief Executive Officer from 1975 to 2000. Tellabs designs, manufactures, markets and services voice and data equipment. He is a director of Molex, Inc. and Tellabs, Inc. Mr. Birck has served as a director of ITW since 1996.

Marvin D. Brailsford, 68, retired as Vice President of Kaiser-Hill Company LLC, a construction and environmental services company, in June 2002, a position he had held since September 1996. Prior to his employment with Kaiser-Hill, he served with the United States Army for 33 years, retiring with the rank of Lieutenant General. He is a director of Conn’s, Inc. Mr. Brailsford has served as a director of ITW since 1996.

Susan Crown, 48, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. She is a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company. Ms. Crown has served as a director of ITW since 1994.

Don H. Davis, Jr., 67, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2004, he also served as Rockwell’s Chief Executive Officer. He is a director of Journal Communications, Inc. Mr. Davis has served as a director of ITW since 2000.

Robert C. McCormack, 67, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to the end of 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). He is a director of DeVry Inc., Mead Westvaco Corporation and Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. McCormack has served as a director of ITW since 1993, and previously served as a director of ITW from 1978 through 1987.

Robert S. Morrison, 64, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Co. from June to December 2005. Mr. Morrison is a director of 3M, The Tribune Company and Aon Corporation. Mr. Morrison has served as a director of ITW since 2003.

James A. Skinner, 62, has served as Vice Chairman of McDonald’s Corporation, a restaurant chain, since 2003 and Chief Executive Officer since November 2004, previously serving as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and President of McDonald’s-Europe from 1997 to 2001. He is a director of Walgreen Co. and McDonald’s Corporation and has served as a director of ITW since 2005.

Harold B. Smith, 73, is a retired officer of ITW and is a director of W.W. Grainger Inc., Northern Trust Corporation and its subsidiary, The Northern Trust Company. Mr. Smith has served as a director of ITW since 1968.

David B. Speer, 55, has served as Chairman of ITW since May 2006 and as Chief Executive Officer of ITW since August 2005 and was President from August 2004 to May 2006, previously serving as Executive Vice President from 1995 to August 2004. Mr. Speer has 28 years of service with ITW. He is a director of Rockwell Automation, Inc. and has served as a director of ITW since 2005.

Board of Directors and Its Committees

ITW’s Board of Directors met five times during 2006. In addition to meetings of the full Board, directors attended meetings of Board committees. Non-management directors, all of whom are independent, met three times in regularly scheduled executive sessions. The Chairmen of each of the Board of Directors’ standing committees rotate as the Chairman of executive sessions of the independent directors. The Board of Directors has standing audit, compensation, corporate governance and nominating, and finance committees. Under the terms of their charters, each member of the audit, compensation and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. ITW encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2006, all of the directors attended at least 89% of the meetings of the Board and the committees on which they serve, and all of the directors attended the Annual Meeting of Stockholders.

Audit Committee

Meetings in 2006:	4
Members:	Michael J. Birck (Chairman)
Marvin D. Brailsford
Don H. Davis, Jr.
Robert C. McCormack
James A. Skinner

The Audit Committee is responsible for the engagement of our independent public accountants and assists the Board with respect to matters involving and overseeing: accounting, financial reporting and internal audit functions. The Committee also is responsible for the integrity of ITW’s financial statements; compliance with legal and regulatory requirements; the independence and performance of ITW’s independent public accountants; and the performance of ITW’s internal audit function. Additional information on the Committee and its activities is set forth in the “Audit Committee Report” on page 35.

Compensation Committee

Meetings in 2006:	4
Members:	William F. Aldinger (Chairman)
Susan Crown
Robert S. Morrison
James A. Skinner

The Compensation Committee establishes and oversees executive and director compensation policies; recommends to the other independent directors compensation for the Chief Executive Officer; reviews and approves the Chief Executive Officer’s recommendations regarding the compensation of our other executive officers; and makes recommendations on new incentive compensation and equity-based plans or amendments. Additional information on the Committee and its activities is set forth in the “Compensation Discussion and Analysis” on page 16.

Corporate Governance and Nominating Committee

Meetings in 2006:	3
Members:	Marvin D. Brailsford (Chairman)
Susan Crown
Don H. Davis, Jr.
Robert S. Morrison
James A. Skinner

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluation of the Board and management; and makes recommendations as to Board committees and Board size.

Finance Committee

Meetings in 2006:	2
Members:	Robert C. McCormack (Chairman)
William F. Aldinger
Don H. Davis, Jr.
Robert S. Morrison
Harold B. Smith

The Finance Committee reviews, evaluates and recommends to the Board, management’s proposals relating to ITW’s financing, investment portfolio and real estate investments.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that ITW is managed for the long-term benefit of its stockholders. In that regard, we continuously review our corporate governance policies and practices not only for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the NYSE but also for good corporate governance principles.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, ITW’s Corporate Governance Guidelines, ITW’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees) and ITW’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We will also provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to the Independent Directors c/o the Corporate Secretary at our address on the cover of this proxy statement.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of ITW’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with ITW (directly or as a partner, stockholder or officer of an organization that has a relationship with ITW).

The Board has determined that each of the current directors standing for re-election, except David B. Speer, has no material relationship with ITW other than as a director and is independent within the meaning of ITW’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances. In particular, the Board considered that Ms. Crown and Messrs. McCormack and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which ITW has a commercial banking relationship as described under “Ownership of ITW Stock — Other Principal Stockholders” on page 15. The Board has concluded that these relationships do not impair the independence of Ms. Crown or Messrs. McCormack and Smith.

Director Candidates

Our by-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with ITW’s by-laws, see “Questions and Answers — How do I nominate a director?” on page 3.

Our directors play a critical role in guiding ITW’s strategic direction and oversee the management of ITW. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to ITW.

The Corporate Governance and Nominating Committee or other members of the Board of Directors may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director Election

Our Corporate Governance Guidelines include a director election provision that requires any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders withheld votes for the election of the director, the length of service and qualifications of the director, the director’s contributions to ITW and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive more “for” votes than votes “withheld” will participate. We will disclose the results in a Form 8-K within 90 days of the Annual Meeting. At the 2006 Annual Meeting, each director received more “for” votes than “withheld” votes.

Director Compensation

Annual Retainer and Attendance Fees

In 2006, the annual retainer for non-employee directors was $40,000, the fee for each Board or committee meeting attended was $2,000, and the annual fee for committee chairs was an additional $3,000, except for the Audit Committee chair, whose annual fee was $10,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer, chairman and meeting fees in an equivalent value of ITW common stock pursuant to the our Stock Incentive Plan. The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Effective January 1, 2007, our director compensation was revised as follows: the annual retainer fee was increased to $135,000; Board and committee meeting fees were eliminated; the Audit Committee chair fee was increased to $15,000 and all other committee chair fees were increased to $5,000.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer, chair and meeting fees until retirement or resignation. Deferred fee amounts are credited with interest at current rates. A director can also elect to defer receipt of the ITW common stock received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock. The stock units in a director’s account are distributed as shares of ITW common stock upon retirement, resignation or a corporate change (as defined in the Stock Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

In 1995, the stockholders approved a plan whereby a portion of each non-employee director’s compensation may include the periodic grant of restricted ITW common stock, thereby directly linking another element of director compensation with ITW’s long-term performance. ITW last granted restricted shares under the plan in February 2004. At that time, each non-employee director of ITW other than Mr. Skinner, who became a director subsequent to the grant date, received an award of 900 restricted shares (prior to adjustment for our two-for-one stock split in May 2006), which vested as to 450 shares on each of January 3, 2005 and January 3, 2006. Currently, there are no restricted shares granted under the plan that have not vested. ITW intends to continue to grant stock to each non-employee director under the Stock Incentive Plan. Effective January 1, 2007, non-employee directors will receive an annual stock grant equivalent in value to $30,000. On that basis, on February 9, 2007, each non-employee director was granted 581 shares of stock, except Mr. Skinner, who did not receive a prior grant, received 1,353 shares of stock equivalent in value to $69,796.

Phantom ITW Stock

To tie a further portion of their compensation to our long-term performance, non-employee directors of ITW are awarded 1,000 units of phantom stock upon first becoming a director. The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. When phantom stock is awarded, directors elect to receive the distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change of control.

Director Compensation in Fiscal Year 2006

	Fees Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name(1)	($)(2),(3)	($)(4)	($)	($)(5)	($)

William F. Aldinger	$69,000	—	—	$149	$69,149
Michael J. Birck	$64,000	—	—	$149	$64,149
Marvin D. Brailsford	$67,000	—	—	$149	$67,149
Susan Crown	$66,000	—	—	$149	$66,149
Don H. Davis, Jr.	$72,000	—	—	$149	$72,149
Robert C. McCormack	$61,000	—	—	$149	$61,149
Robert S. Morrison	$64,000	—	—	$149	$64,149
James A. Skinner	$72,000	—	—	—	$72,000
Harold B. Smith	$59,000	—	—	$149	$59,149

(1)	David B. Speer is not included in this table since he does not receive any compensation for his service as a director.

(2)	The following directors elected to convert fees earned in 2006 to shares of ITW common stock:

Name	Fees Deferred in 2006	Number of Shares

William F. Aldinger	$69,000	1,431
Michael J. Birck	$64,000	1,324
Don H. Davis, Jr.	$72,000	1,494
Robert S. Morrison	$64,000	1,323

(3)	In addition to $40,000 annual retainer, includes meeting fees ($26,000 for Mr. Aldinger; $18,000 for Mr. Birck; $24,000 for Mr. Brailsford; $26,000 for Ms. Crown; $28,000 for Mr. Davis; $18,000 for Mr. McCormack; $24,000 for Mr. Morrison; $32,000 for Mr. Skinner; and $16,000 for Mr. Smith) and committee chair fees ($3,000 for Mr. Aldinger; $6,000 for Mr. Birck; $3,000 for Mr. Brailsford; $4,000 for Mr. Davis; $3,000 for Mr. McCormack; and $3,000 for Mr. Smith).

(4)	Although no stock awards were granted in 2006, 450 shares of the 2004 grant of restricted ITW common stock vested on January 3, 2006 for each listed director except Mr. Skinner, who joined the Board in 2005 and, therefore, did not receive a grant in 2004. In addition, as of December 31, 2006, the directors’ phantom stock accounts had phantom stock unit balances as follows: Mr. Aldinger, 2,218; Mr. Birck, 4,527; Mr. Brailsford, 4,515; Ms. Crown, 4,564; Mr. Davis, 2,185; Mr. McCormack, 4,564; Mr. Morrison, 2,096 and Mr. Skinner, 2,038.

(5)	Represents dividends paid in 2006 on unvested restricted stock.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows how much ITW common stock the directors, the named executive officers, and all directors and executive officers as a group beneficially owned as of December 31, 2006. The “named executive officers” are our Chief Executive Officer, our Chief Financial Officer, the next three most highly compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings), and our former Chairman. The “percent of class” calculation is based on 558,749,558 shares of ITW common stock outstanding as of December 31, 2006.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2006. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

	Shares of Common Stock		Phantom	Percent
Name of Beneficial Owner	Beneficially Owned		Stock Units	of Class

Directors (other than Executive Officers)
William F. Aldinger	22,370	(1)	2,218	*
Michael J. Birck	31,109		4,527	*
Marvin D. Brailsford	12,987		4,515	*
Susan Crown	25,000	(2)	4,564	*
Don H. Davis, Jr.	17,181		2,185	*
Robert C. McCormack	20,397,363	(3)	4,564	3.7%
Robert S. Morrison	11,019		2,096	*
James A. Skinner	2,000		2,038	*
Harold B. Smith	60,279,585	(4)	—	10.8%
Named Executive Officers
David B. Speer	699,113	(5)	—	*
Ronald D. Kropp	60,736	(6)	—	*
Thomas J. Hansen	440,230	(7)	—	*
Russell M. Flaum	591,553	(8)	—	*
Hugh J. Zentmyer	334,610	(9)	—	*
W. James Farrell	564,639	(10)	—	*
Directors and Executive Officers as a Group (25 Persons)	63,762,811	(11)	26,707	11.4%

*	Less than 1%

(1)	Includes (a) 6,000 shares owned by a charitable foundation of which Mr. Aldinger is an officer and a director; and (b) 200 shares owned by Mr. Aldinger’s spouse, as to which he disclaims beneficial ownership.

(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, as to which she disclaims beneficial ownership; and (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership.

(3)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 19,761,878 shares owned in twelve trusts, as to which Messrs. McCormack and Smith and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; and (d) 622,135 shares owned in a limited partnership, as to which Messrs. McCormack and Smith and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units.

(4)	Includes (a) 36,088,600 shares owned in eleven trusts and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others; (b) 2,866,902 shares owned in ten trusts as to which Mr. Smith shares voting and investment power; (c) 19,761,878 shares owned in twelve trusts as to which Messrs. Smith and McCormack and The Northern Trust Company are trustees and share voting and investment power; (d) 867,710 shares owned in a revocable trust; (e) 72,360 shares owned by a charitable foundation of which Mr. Smith is a director; and (f) 622,135 shares owned in a limited partnership, as to which Messrs. Smith and McCormack and The Northern Trust Company are co-trustees of the four trusts that hold 100% of the limited partnership units. Mr. Smith’s address is c/o Corporate Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60026.

(5)	Includes (a) 1,789 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; and (b) 640,000 shares covered by options exercisable within 60 days.

(6)	Includes (a) 2,397 shares allocated to Mr. Kropp’s account in the ITW Savings and Investment Plan; and (b) 54,500 shares covered by options exercisable within 60 days.

(7)	Includes 418,500 shares covered by options exercisable within 60 days.

(8)	Includes (a) 3,783 shares allocated to Mr. Flaum’s account in the ITW Savings and Investment Plan; and (b) 495,000 shares covered by options exercisable within 60 days.

(9)	Includes (a) 4,000 shares owned in a revocable trust; (b) 22,028 shares owned by Mr. Zentmyer’s spouse in a trust, as to which he disclaims beneficial ownership; (c) 650 shares held in a trust of which Mr. Zentmyer’s brother is the beneficiary and as to which he disclaims beneficial ownership; (d) 16,033 shares allocated to Mr. Zentmyer’s account in the ITW Savings and Investment Plan; and (e) 280,000 shares covered by options exercisable within 60 days.

(10)	Includes (a) 246,680 shares owned in a partnership as to which Mr. Farrell shares voting and investment power; (b) 164,730 shares owned in a revocable trust; and (c) 53,704 shares owned by a charitable foundation of which Mr. Farrell is an officer.

(11)	Includes 2,975,400 shares covered by options exercisable within 60 days and 28,236 shares pledged as security.

Other Principal Stockholders

This table shows, as of December 31, 2006, the only stockholders other than a director that we know to be a beneficial owner of more than 5% of ITW common stock. We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Susan Crown, Robert C. McCormack and Harold B. Smith, directors of ITW, are also directors of Northern Trust Corporation and The Northern Trust Company. The commercial banking relationship between ITW and The Northern Trust Company may involve, but is not strictly limited to, the following services: creating and maintaining deposit accounts, credit services, investment banking services, payment and collection services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, and broker dealer services. In addition, The Northern Trust Company serves as the trustee under ITW’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking and trustee fees paid to The Northern Trust Company by ITW were approximately $891,000 in 2006.

Name and Address of	Shares of Common Stock		Percent
Beneficial Owner	Beneficially Owned		of Class

The Northern Trust Company	73,777,319	(1)	13.2%
50 South LaSalle Street
Chicago, IL 60675
Capital Research and Management Company	38,990,800	(2)	7.0%
333 South Hope Street
Los Angeles, CA 90071
UBS AG	35,100,810	(3)	6.3%
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 73,777,319 shares. They have sole voting power with respect to 18,458,394 shares and share voting power with respect to 52,550,798 shares. They have sole investment power with respect to 7,370,786 shares and share investment power with respect to 57,702,039 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 38,892,094 shares, resulting in aggregate holdings by The Northern Trust Company of 112,669,413 shares, or 20.2%.

(2)	Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. It has sole voting power with respect to 6,174,800 shares and shares voting power with respect to none of the shares. It has sole dispositive power with respect to all of the shares. This information was provided in a Schedule 13G filed with the SEC on February 12, 2007.

(3)	UBS Global Asset Management (Americas), Inc. (“UBS Global”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and certain of its subsidiaries and affiliates are deemed to be the beneficial owners of these shares. UBS Global has sole voting power with respect to 29,978,637 shares and shares voting power with respect to none of the shares. It has shared dispositive power with respect to all of the shares. UBS AG, classified as a bank pursuant to no action relief granted by the staff of the SEC, is the parent holding company of UBS Global. UBS AG has disclaimed beneficial ownership of these shares. This information was provided in a Schedule 13G filed with the SEC on February 27, 2007 by UBS AG (for the benefit and on behalf of its Global Asset Management business group).

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that ITW’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2006 and written representations from executive officers and directors, we believe that all filing requirements were met during 2006, except that each of Robert Brunner, Roland Martel, David Parry and Sharon Brady were inadvertently late in filing a Form 3 due to a clerical error.

Compensation Discussion and Analysis

Introduction

The Compensation Committee is composed of independent directors committed to good governance. It reviews and approves annually all compensation decisions related to elected officers, including those for the chief executive officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). The Committee makes recommendations to the other independent directors to set the chief executive officer’s compensation, and reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers. Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors; however, the Committee has determined that it is not currently necessary for it to do so. On occasion, ITW engages Hewitt Associates LLC on a limited basis to provide data and other information regarding executive and director compensation to management, and from time to time, the Committee reviews materials provided by Hewitt Associates LLC to management. In making its executive compensation decisions and recommendations, the Compensation Committee is guided by its charter and the following factors:

•	Our compensation philosophy.

•	Compensation comparisons from a peer group of diversified multinational industrial companies.

•	Management’s contribution to our short-term and long-term growth.

Compensation Philosophy

Our compensation philosophy is reflective of our overall operating philosophy and management structure. We are highly decentralized and believe in smaller autonomous business units focused on growing their businesses through exceptional customer relationships, and product and process innovation. The general managers of these businesses are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their business unit’s results. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values, principles and expectations for the near and long term and, in general, in the best interests of our stockholders.

The elements of the compensation program are comprised of base salary, annual cash incentives and long-term stock incentives. The Compensation Committee reviews each element of our compensation package.

Peer Companies

In establishing and recommending base salaries, we have selected a group of comparable companies to benchmark executive pay. This group was selected using the following criteria:

•	Size as measured by revenue — generally not less than 1/3 or more than 3 times ITW’s annual revenue.

•	Similar-type businesses — multinational, diversified and industrial.

•	Top quartile performance related to revenue growth, earnings growth, earnings per share growth and return on invested capital.

•	Companies with whom we compete for stockholders, business and talent.

The comparable companies selected for 2006 were: 3M; Caterpillar Inc.; Cooper Industries, Inc.; Danaher Corporation; Deere & Company; Dover Corporation; Eaton Corporation; Emerson Electric Company; Honeywell International; Ingersoll-Rand Company; ITT Industries, Inc.; Johnson Controls, Inc.; Masco Corporation; Parker Hannifin Corporation; Textron, Inc.; TRW Automotive; Tyco International and United Technologies. The Committee is comfortable that the peer group selected will provide relevant comparisons.

Base Salary

In determining base salary, the Committee generally considers the size and scope of the executives’ responsibilities and the median base salary of similar positions at our comparator companies, as well as the executive officers’ past experience, performance and future potential.

We target this median generally to ensure a competitive base salary that encourages solid performance year after year.

Annual Cash Incentives

The opportunity for above-median pay is provided through our annual cash incentives, consistent with our view that long-term value is created through consistent year-over-year improvement. Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth.

We believe that management should be rewarded for contributions to our overall financial success measured by the income growth of their business unit, group or the corporation, as well as for individual accomplishments that contribute to the longer-term health of the business. Therefore, the ITW Executive Incentive Plan approved by stockholders is designed around two elements generally weighted equally: income growth/improvement (the “P” factor) and personal objectives (the “O” factor). The P factors are recommended by management and approved by the Committee annually. The individual O factors for the chief executive officer are determined by the Committee annually, and the individual O factors for each other participating executive officer are determined by the chief executive officer. Maximums are set in accordance with the level of responsibility and accountability and for the named executive officers range from 90 to 200 percent. Actual payment percentages for executive officers have averaged 90.7% of the maximum award over the last five years. The average award received by the named executive officers was 90.2% of the maximum award for the same period.

You can find further detail about our Executive Incentive Plan below under “Executive Compensation — Grants of Plan-Based Awards” on page 22.

Long-Term Stock Incentives

Because we believe that ensuring the long-term growth and health of the business is a primary management responsibility, we believe that a portion of management compensation should be determined based on how our stock performs over time, encouraging decisions that consider the long term. Stock incentive awards have generally been made in the form of stock options and are granted to a relatively small number of executives whose positions can truly affect the company’s long-term performance. We believe that, at this time, in comparison to other forms of non-performance based stock incentives, stock options more effectively incent participants on a long-term basis since the greater the increase in stock price, the greater the value of the option to the participant. If the price of ITW’s common stock falls below the grant price, the option has no value to the participant. In keeping with our straight-forward approach to compensation, we have not historically used performance-based awards as they add an additional level of complexity. The award granted is a reflection of the size and scope of the executive’s position and is based upon individual performance and potential. Stock options are priced at the fair market value (the average of the highest and lowest trading prices) of ITW common stock on the day granted. In the future, the Compensation Committee will continue to determine the types of stock incentives that are appropriate.

For 2006, the Compensation Committee approved at its December 2005 meeting stock option awards to executive officers to be granted on February 1, 2006. For 2007, the Committee approved at its February 9 meeting stock option awards to executive officers to be granted the same day. The Committee expects that all future stock incentive awards will be approved by the Committee and granted on the same day using the fair market value of ITW’s stock on that date.

Perquisites & Other Benefits

In general, we do not provide perquisites to our executives that are not available to other employees. We do, however, provide the following:

•	Reimbursement of officers up to $7,500 per year for financial, tax and estate planning services. This is taxable to the extent required by the Internal Revenue Service (“IRS”).

•	A nonqualified Supplemental Retirement Benefit Plan to restore benefits limited by IRS salary caps.

•	Participation in a nonqualified Executive Contributory Retirement Income Plan in accordance with IRS rules, providing a vehicle for officers to defer income for retirement.

No officer received in excess of $10,000 in perquisites during 2006, so no perquisites are disclosed in the Summary Compensation Table.

Stock Ownership

As previously discussed, we believe stock ownership is an important element of our pay package to promote decisions that consider the long term. As a result, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors that they and we believe are appropriate, reasonable and attainable given their responsibilities and compensation levels. The recommended guidelines for stock ownership as a multiple of executive officers’ base pay salaries and of directors’ annual retainers are as follows: chief executive officer, five times; vice chairman and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, four times. The Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All named executive officers and directors who have been in their position for five or more years have satisfied the guidelines.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to each of the named executive officers employed at year end. Certain performance-based compensation and deferred compensation are not included in compensation for purposes of the limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

We do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change of control of the company. However, we do have provisions contained in specific nonqualified plans and the 2006 ITW Stock Incentive Plan that provide for compensation to all participants in those plans in the event of a change of control or certain termination events. You can find further detail below under “Executive Compensation — Potential Payments Upon Termination or Corporate Change” on page 30.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our named executive officers. Each of the following tables reflects the two-for-one split of our common stock effected on May 18, 2006.

Summary Compensation Table

								Change
								in Pension
								Value and
							Non-Equity	Nonqualified
							Incentive Plan	Deferred	All Other
Name and					Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary(2)	Bonus		Awards(4)	Awards(4)	(2),(5)	Earnings(6)	(7),(8)	Total

David B. Speer	2006	$815,385	—		$366,586	$1,691,916	$1,615,000	$818,965	$83,305	$5,391,157
Chairman and Chief Executive Officer
Ronald D. Kropp	2006	$217,727	—		$38,492	$111,998	$212,288	$38,449	$14,395	$633,349
Senior Vice President & Chief Financial Officer(1)
Thomas J. Hansen	2006	$402,244	—		$366,586	$422,550	$782,000	$343,590	$41,087	$2,358,057
Vice Chairman
Russell M. Flaum	2006	$360,192	—		$366,586	$225,360	$648,581	$404,790	$41,857	$2,047,366
Executive Vice President
Hugh J. Zentmyer	2006	$334,469	—		$307,016	$366,589	$652,441	$387,548	$37,914	$2,085,977
Executive Vice President
W. James Farrell	2006	$428,328	$6,000,000	(3)	$2,617,375	—	—	$3,447,726	$524,922	$13,018,351
Former Chairman

(1)	Mr. Kropp was elected Senior Vice President & Chief Financial Officer on October 27, 2006.

(2)	Salary and non-equity incentive plan compensation earned includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan (ECRIP) or the Savings and Investment Plan. The amount of salary and non-equity incentive plan deferrals for each named executive officer can be found in footnote 1 to the Nonqualified Deferred Compensation table on page 29.

(3)	In recognition of Mr. Farrell’s contributions during his tenure, the Board approved this lump sum payment in lieu of receiving any Executive Incentive Plan or Stock Incentive Plan awards.

(4)	Represents the cost recognized by ITW in its financial statements in 2006 as detailed in the Footnote 4 Table below. The assumptions applicable to this valuation can be found on page 71 of the Illinois Tool Works Inc. 2006 Annual Report to Stockholders.

Footnote 4 Table

							Total
	1/2/2004	1/2/2004	12/10/2004	12/10/2004	02/01/2006	02/01/2006	12/10/04
	Restricted	Restricted	Stock	Stock	Stock	Stock	and
	Stock	Stock	Option	Option	Option	Option	02/01/06
	Grant	Grant	Grant	Grant	Grant	Grant	Stock
	Shares	Shares	Shares	Shares	Shares	Shares	Option
	Vesting	Vesting	Vesting	Vesting	Vesting	Vesting	Grants
Name	(#)	($)	(#)	($)(a)	(#)	($)	($)

David B. Speer	8,800	$366,586	75,000	$565,115	100,000	$1,126,801	$1,691,916
Ronald D. Kropp	924	$38,492	2,500	$27,488	7,500	$84,510	$111,998
Thomas J. Hansen	8,800	$366,586	37,500	—	37,500	$422,550	$422,550
Russell M. Flaum	8,800	$366,586	20,000	—	20,000	$225,360	$225,360
Hugh J. Zentmyer	7,370	$307,016	20,000	—	20,000	$366,589	$366,589
W. James Farrell(b)	61,600	$2,617,375	600,000	—	0	—	0

(a)	Since Messrs. Hansen, Flaum, Zentmyer and Farrell were retirement eligible as defined by the terms of this grant, all costs were recognized by us prior to 2006.

(b)	All previously unvested restricted stock and option shares vested upon Mr. Farrell’s retirement in May 2006.

(5)	Amounts awarded under our Executive Incentive Plan, based on the executive’s base salary as of December 31 for that year and paid in the following year. Further discussion regarding this plan can be found below under “Grants of Plan-Based Awards” on page 22.

(6)	Included in these amounts are benefits accrued in the measurement year ended as of September 30, 2006 under the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan and interest in calendar year 2006 considered to be in excess of market rates with respect to deferred compensation accounts. Under the company’s deferred compensation plan (the Executive Contributory Retirement Income Plan, or ECRIP), which is discussed in more detail on page 29 under “Nonqualified Deferred Compensation,” when a participant attains “retirement” eligibility at age 55 and 10 years of service, his or her account is entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average and the excess interest portion is deemed to be amounts exceeding 120% of the applicable Federal long-term rate on a quarterly basis. This additional interest credit applies to all plan participants, not just the named executive officers. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 6 Table

	10/1/05 — 9/30/06	10/1/05 — 9/30/06	2006 Excess Interest	Change in Pension Value and
	Accrual in	Accrual in	Credit on Deferred	Nonqualified Deferred
Name	Accumulation Plan	Nonqualified Plan	Compensation	Compensation Earnings ($)

David B. Speer	$46,772	$711,127	$61,066	$818,965
Ronald D. Kropp	$19,446	$14,630	$4,373	$38,449
Thomas J. Hansen	$77,695	$219,341	$46,554	$343,590
Russell M. Flaum	$31,355	$343,470	$29,965	$404,790
Hugh J. Zentmyer	$101,045	$255,886	$30,617	$387,548
W. James Farrell(a)	$256,914	$3,063,951	$126,861	$3,447,726

(a)	Mr. Farrell’s amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column does not include a $4,789 decrease in present value with respect to his benefit under the 1982

Executive Contributory Retirement Income Plan, which is described in footnote 3 to the Pension Benefits table on page 26.

(7)	ITW offers few perquisites and none are disclosed here as the combined value of perquisites for any single named executive officer does not exceed $10,000.

(8)	For 2006, this number represents company matching contribution to the ECRIP account or the Savings and Investment Plan based on plan formulas for all participants as follows: $77,101 for Mr. Speer; $13,744 for Mr. Kropp; $34,883 for Mr. Hansen; $35,653 for Mr. Flaum; $32,718 for Mr. Zentmyer and $134,527 for Mr. Farrell. Dividends on unvested restricted shares are also included as follows: $6,204 for Mr. Speer; $651 for Mr. Kropp; $6,204 for Mr. Hansen; $6,204 for Mr. Flaum; $5,196 for Mr. Zentmyer and $20,328 for Mr. Farrell. For Mr. Farrell, the following additional payments are included: $118,980 for vacation that was accrued but unused at the time of his retirement in May 2006; and certain payments and benefits pursuant to his consulting agreement entered into at the time of his retirement (as further discussed under “Certain Relationships and Related Transactions” on page 33), which includes consulting fees of $166,667, rental of office space and office equipment at a cost of $24,555 and administrative services provided by a company employee at a cost to the company of $59,865.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executive officers during fiscal 2006 under the Executive Incentive Plan and the 1996 Stock Incentive Plan.

On December 8, 2005, the Compensation Committee approved stock option awards with a grant date of February 1, 2006 to the executive officers and certain other key employees. The exercise price of this grant was determined using the fair market value of our common stock on the grant date. These awards are reflected in the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables.

The Executive Incentive Plan, as described above in the “Compensation Discussion and Analysis,” is composed of two factors generally weighted equally. The “P” factor (profit achievement) is based on income performance. The “O” factor (personal objectives) is based on the achievement of pre-determined personal goals. Bonus award program goals are set in January and payments for these goals are made following the end of the fiscal year.

Both factors have a payout range of 0 to 100 percent of the maximum. For the “P” factor, actual operating income is compared to plan or best prior year within the last five years to measure the percentage of achievement. At the 80% achievement level (compared to plan) the payment is 34% of the maximum payment. Participants begin to earn payment for the “P” factor once they attain 80% achievement of their established plan income levels; a target payout of 70% is realized when they reach 100% achievement of their established plan income levels. A maximum payout only occurs when 120% achievement of established plan income levels is reached. For 2007, the “P” factor calculation will be measured by growth in income versus the prior year.

“O” factors are less quantifiable, but are determined by measuring the individual’s performance against his or her goals in a given year. An element of judgment is involved in the Compensation Committee’s determination of payments for the “O” factors, considering completion of objectives and quality of the work performed. A distinguished level of achievement provides a maximum 100% payment.

The table below reflects the “threshold”, “target” and “maximum” cash incentive opportunity for the named executive officers set by the Compensation Committee in February 2006 for 2006 performance. Since there is no minimum achievement requirement for the “O” factors, the “threshold” estimated future payout is based only on the minimum “P” factor payout of 34%, which is realized upon achievement of 80% of plan. “Target” estimated future payout is based on a “P” factor payout of 70%, which is realized upon achievement of 100% of plan, and 85% achievement of the relevant “O” factors. “Maximum” estimated future payout is based on a “P” factor payout of 100%, which is realized upon achievement of 120% of plan, and 100% achievement of the relevant “O” factors.

Actual payments made under the Executive Incentive Plan, as approved by the Compensation Committee in February 2007 for achievement of 2006 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 20.

						All Other	All Other
						Stock	Option		Grant Date
						Awards:	Awards:		Fair Value
			Estimated Future Payouts			Number of	Number of	Exercise or	of Stock
			Under Non-Equity			Shares of	Securities	Base Price	and
			Incentive Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Award	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	Date(2)	($)	($)	($)	(#)	(#)	($/Sh)(3)	($)(4)

David B. Speer	02/01/2006	12/8/2005	$289,000	$1,317,500	$1,700,000	—	400,000	$42.08	$4,746,000
Ronald D. Kropp	02/01/2006	12/8/2005	$39,015	$177,863	$229,500	—	30,000	$42.08	$355,950
Thomas J. Hansen	02/01/2006	12/8/2005	$144,500	$658,750	$850,000	—	150,000	$42.08	$1,779,750
Russell M. Flaum	02/01/2006	12/8/2005	$123,182	$561,565	$724,600	—	80,000	$42.08	$949,200
Hugh J. Zentmyer	02/01/2006	12/8/2005	$115,838	$528,085	$681,400	—	80,000	$42.08	$949,200
W. James Farrell	02/01/2006	12/8/2005	—	—	—	—	0	—	—

(1)	Actual date of grant.

(2)	Date Compensation Committee approved award.

(3)	Grant date fair market value is equal to the average of the highest and lowest trading prices of our common stock on the date of grant. Grant date market closing price was $42.00.

(4)	Based on an implied value of $11.865 per share as determined by the binomial method under Financial Accounting Standards No. 123R.

Outstanding Equity Awards at Fiscal Year-End 2006

This table sets forth details, on an award-by-award basis, the outstanding equity awards held by each of the named executive officers as of December 31, 2006. As of that date, there were no unvested stock awards held by any executive officer; however, outstanding option awards are set forth below.

	Option Awards
					Equity Incentive
	Number of		Number of		Plan Awards:
	Securities		Securities		Number
	Underlying		Underlying		of Securities
	Unexercised		Unexercised		Underlying	Option
	Options		Options		Unexercised	Exercise	Option
	(#)		(#)		Unearned	Price	Expiration
Name	Exercisable		Unexercisable		Options (#)	($)	Date

David B. Speer	60,000		—		—	$29.1250	12/11/2008
	60,000		—		—	$32.7500	12/17/2009
	150,000		—		—	$27.9375	12/15/2010
	120,000		—		—	$31.1250	12/14/2011
	150,000		150,000	(1)	—	$47.1300	12/10/2014
	100,000		300,000	(2)	—	$42.0800	02/01/2016
Ronald D. Kropp	4,000		—		—	$27.3100	12/12/2007
	4,000		—		—	$29.1250	12/11/2008
	6,000		—		—	$32.7500	12/17/2009
	16,000		—		—	$27.9375	12/15/2010
	12,000		—		—	$31.1250	12/14/2011
	5,000		5,000	(1)	—	$47.1300	12/10/2014
	7,500		22,500	(2)	—	$42.0800	02/01/2016
Thomas J. Hansen	60,000		—		—	$29.1250	12/11/2008
	60,000		—		—	$32.7500	12/17/2009
	66,000		—		—	$27.9375	12/15/2010
	120,000		—		—	$31.1250	12/14/2011
	75,000		75,000	(1)	—	$47.1300	12/10/2014
	37,500		112,500	(2)	—	$42.0800	02/01/2016
Russell M. Flaum	45,000		—		—	$27.3100	12/12/2007
	60,000		—		—	$29.1250	12/11/2008
	60,000		—		—	$32.7500	12/17/2009
	150,000		—		—	$27.9375	12/15/2010
	120,000		—		—	$31.1250	12/14/2011
	40,000		40,000	(1)	—	$47.1300	12/10/2014
	20,000		60,000	(2)	—	$42.0800	02/01/2016
Hugh J. Zentmyer	120,000		—		—	$27.9375	12/15/2010
	100,000		—		—	$31.1250	12/14/2011
	40,000		40,000	(1)	—	$47.1300	12/10/2014
	20,000		60,000	(2)	—	$42.0800	02/01/2016
W. James Farrell	200,000		—		—	$29.1250	12/11/2008
	400,000		—		—	$32.7500	12/17/2009
	824,000		—		—	$27.9375	12/15/2010
	46,138		—		—	$46.0200	12/15/2010
	800,000	(3)	—		—	$31.1250	05/05/2011
	800,000	(3)(4)	—		—	$47.1300	05/05/2011

(1)	Stock options vest at the rate of 25% per year, with remaining vesting dates of December 10, 2007 and December 10, 2008.

(2)	Stock options vest at the rate of 25% per year, with remaining vesting dates of December 7, 2007, December 7, 2008 and December 7, 2009.

(3)	These options were granted on December 14, 2001 and December 10, 2004 and had original expiration dates of December 14, 2011 and December 10, 2014, respectively. The retirement provisions of the Stock Incentive Plan provide that all options are exercisable not later than the earlier of five years from the date of retirement or the expiration of the grant, whichever is sooner. Therefore, these grants will expire on the fifth anniversary of Mr. Farrell’s retirement, May 5, 2011.

(4)	Under the terms of the grant, the remaining 600,000 of the 800,000 options became exercisable upon retirement.

Option Exercises and Stock Vested

This table provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during fiscal 2006.

The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. The value realized on the vesting of restricted stock is calculated by multiplying the fair market value (the average of the highest and lowest trading prices) of our common stock on the vesting date by the number of shares vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)

David B. Speer	60,000	$1,078,560	8,800	$414,040
Ronald D. Kropp	—	—	924	$43,474
Thomas J. Hansen	—	—	8,800	$414,040
Russell M. Flaum	15,000	$299,175	8,800	$414,040
Hugh J. Zentmyer	—	—	7,370	$346,759
W. James Farrell	200,000	$4,182,470	61,600	$3,241,700

(1)	Represents the number of shares of the restricted stock awards that were granted on January 2, 2004 to the named executive officers. All of these shares vested on December 18, 2006, except those held by Mr. Farrell, the vesting of which was accelerated to May 6, 2006, the date of Mr. Farrell’s retirement.

Pension Benefits

The following table provides information regarding participation by the named executive officers in pension benefit plans through our financial statement measurement date of September 30, 2006.

		Number of		Present
		Years of		Value of		Payments
		Credited		Accumulated		During
		Service		Benefit		2006
Name	Plan Name	(#)		($)(1)		($)

David B. Speer	ITW Retirement Accumulation Plan	28.303		$575,411		—
	ITW Nonqualified Pension Plan	28.303		$2,425,651		—
Ronald D. Kropp	ITW Retirement Accumulation Plan	12.833		$105,147		—
	ITW Nonqualified Pension Plan	12.833		$26,314		—
Thomas J. Hansen	ITW Retirement Accumulation Plan	26.006		$1,303,238		—
	ITW Nonqualified Pension Plan	26.006		$1,095,414		—
Russell M. Flaum	ITW Retirement Accumulation Plan	31.000		$487,941		—
	ITW Nonqualified Pension Plan	31.000		$1,437,384		—
Hugh J. Zentmyer	ITW Retirement Accumulation Plan	36.750	(2)	$1,514,673		—
	ITW Nonqualified Pension Plan	36.750	(2)	$484,896		—
W. James Farrell	ITW Retirement Accumulation Plan	40.875		$2,023,848	(4)	$1,455,345
	ITW Nonqualified Pension Plan	40.875		$16,902,159	(4)	$16,902,159
	1982 Executive Contributory Retirement Income Plan(3)	N/A		$1,073,080		$62,583

(1)	Except with respect to Mr. Farrell (as disclosed in footnote 4 below) values represent benefits accrued as of September 30, 2006, the same pension plan measurement date that we use for financial reporting purposes. Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 5.80% discount rate used for financial reporting purposes.

(2)	Mr. Zentmyer actually has 38.269 years of service, but the Signode pension plan in which he participated prior to 1987 only recognized service after 1969.

(3)	Includes $59,861 that Mr. Farrell deferred over a four-year period into the 1982 Executive Contributory Retirement Income Plan offered to executives of the company to provide them with an opportunity to defer a portion of their pay and receive an actuarially determined fixed monthly pension for 15 years following retirement. In conjunction with Mr. Farrell’s retirement, the present value of accumulated benefit represents the value of required remaining monthly payments due through May 1, 2021 as of September 30, 2006, calculated at a 5.80% discount rate.

(4)	These benefit amounts include early retirement subsidy and are valued as of Mr. Farrell’s retirement in May 2006 using the then-applicable interest rates of 4.59% for the Retirement Accumulation Plan and 5.56% for the Nonqualified Pension Plan. The Nonqualified Pension Plan amount also includes interest at that rate to the actual payment date of December 1, 2006.

ITW Retirement Accumulation Plan

The company maintains the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. business units to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages over his or her years of plan participation. The accumulated percentages, when applied to components of final average annual pay (generally, salary and bonus payable in the year from the highest five out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

Age During the Year	On Total Final Average Pay	On Final Average Pay in Excess of Covered Compensation(1)

Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2006, the amount of covered compensation for an individual attaining age 65 was $51,252, while for an employee age 33 or younger it was $94,200.

The Pension Plan’s normal retirement age is the later of age 65 or the fifth anniversary of employment if the participant was hired after age 60. A Pension Plan participant is vested after five years of employment.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). Accrued benefits as of December 31, 2000 under the prior formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time. Anyone who had participated in the Pension Plan for five years as of December 31, 2000 and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

As part of the transition to the pension equity formula, anyone who participated in the Pension Plan as of December 31, 2000, had at least five years of vesting service and had attained age 50 by that date was entitled to a benefit under the prior annuity formula if that benefit was more valuable than the benefits calculated under the new formula.

The Pension Plan adopted in 2001 does not provide for a specific early retirement age but, once a participant is vested, he or she can terminate employment and receive the lump sum computed under the above formula or an actuarially equivalent immediate annuity benefit. The pre-2001 Pension Plan provided that upon attaining age 55 with at least 10 years of service, a participant could elect an early retirement pension. If the sum of the participant’s age and service at early retirement was at least 90, the portion of the benefit unrelated to average pay over covered compensation would not be reduced; otherwise that portion would be reduced at the rate of 0.25% for each month early retirement occurred before the normal retirement date. The portion of the pre-2001 formula benefit that was based on pay in excess of covered compensation was subject to reductions of 1/180th for each of the first 60 months prior to the normal retirement date and 1/360th for each additional month. Any lump sum elected under the pre-2001 formula would be computed as the actuarial present value of an early retirement benefit commencing no earlier than age 62. Messrs. Hansen, Flaum, Zentmyer and Farrell are subject to alternative calculations under the pre-2001 Pension Plan formula, and those calculations would result in benefits with a higher present value than the benefits payable at normal retirement set forth in the Pension Benefits Table above for Messrs. Hansen and Flaum.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be payable. ITW has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1. The Pension Plan uses net compensation after deferrals under the current Executive Contributory Retirement Income Plan and the Nonqualified Pension Plan uses total eligible compensation (generally salary and non-equity incentive compensation).

2. The Nonqualified Pension Plan provides that a participant who leaves ITW without having retired will forfeit any plan benefits other than those attributable to any deferred compensation that reduces Pension Plan considered pay below the maximum pay ($220,000 in 2006) that may be recognized under a tax-qualified plan.

3. For those who are entitled to an alternative benefit under the Pension Plan’s traditional annuity formula in effect prior to 2001, the Nonqualified Pension Plan will convert that benefit to a lump sum at an interest rate equal to 120% of the long-term Applicable Federal Rate for the first month of the prior quarter (the “AFR”).

4. In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over up to 20 years calculated using the AFR.

Nonqualified Deferred Compensation

The following table sets forth information regarding participation by the named executive officers in our Executive Contributory Retirement Income Plans (“ECRIP”) during fiscal year 2006.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Distributions in	at December 31,
	2006	2006	2006	2006	2006
Name	($)(1)	($)(2)	($)(3)	($)	($)

David B. Speer	$661,721	$77,101	$262,610	—	$3,712,068
Ronald D. Kropp	$50,154	$13,744	$14,404	—	$261,997
Thomas J. Hansen	$219,443	$34,883	$198,476	—	$2,737,880
Russell M. Flaum	$120,383	$35,653	$127,875	—	$1,747,086
Hugh J. Zentmyer	$78,128	$32,718	$130,300	—	$1,775,727
W. James Farrell	$878,809	$134,527	$541,213	—	$7,459,952

(1)	Includes deferrals of 2006 salary reflected in the Salary column of the Summary Compensation Table (Mr. Speer, $203,846; Mr. Kropp, $32,659; Mr. Hansen, $100,561; Mr. Flaum, $21,612; Mr. Zentmyer, $30,102 and Mr. Farrell, $54,731) and 2005 bonus amounts paid in 2006 (Mr. Speer, $457,875; Mr. Kropp, $17,495; Mr. Hansen, $118,882; Mr. Flaum, $98,771; Mr. Zentmyer, $48,026 and Mr. Farrell $574,078). Mr. Farrell also deferred $250,000 from his 2006 bonus payment reflected in the Bonus column of the Summary Compensation Table.

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

(3)	Except in the case of Mr. Kropp, footnote 6 to the Summary Compensation Table, reflects above-market interest included in aggregate earnings in this table. Mr. Kropp is not “retirement-eligible” and therefore is not yet entitled to the above-market interest reported in footnote 6.

In 1985, ITW established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and bonus earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account equal to 130% of the monthly Moody’s Corporate Bond Yield Average if their employment ended due to death, disability or retirement after age 55 with at least ten years of service (five years if over age 65). The account was to be credited with 100% of the monthly Moody’s Corporate Bond Yield Average if the executive left employment before death, disability or retirement. During 2006, the crediting rate ranged from 5.81% to 6.32% for persons not yet retirement-eligible and 7.56% to 8.22% for those who were retirement-eligible.

With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Messrs. Speer and Hansen were designated as eligible for the 1985 ECRIP.

In 1993, ITW established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the above-named executive officers are eligible for the Current ECRIP. The Current ECRIP has a limit on the amount of interest under the monthly Moody’s Corporate Bond Yield Average that would be recognized (12% annualized), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement in a lump sum or in monthly installments over 2 to 20 years.

A Current ECRIP participant can defer up to 50% of his or her salary and up to 85% of his or her bonus. The minimum deferral of either salary or bonus is 6%, which results in the 3.5% maximum matching contribution on either component under the Savings and Investment Plan formula. In addition to the foregoing matching contributions under the Savings and Investment Plan, deferrals under the Current ECRIP reduce the compensation that may be recognized for that plan and for the tax-qualified Pension Plan.

Potential Payments upon Termination or Corporate Change

The following describes the potential payments upon termination or a change of control of ITW for the named executive officers. Since Mr. Farrell retired on May 6, 2006 he is only included in the Retirement Prior to Age 65 section, which reflects the actual amounts determined as of his retirement date. ITW does not maintain any individual plans or agreements with regard to the treatment of executive officers for termination or change of control purposes. The compensation payouts described below are provided under specific nonqualified plans, including the Executive Contributory Retirement Income Plans, the Retirement Accumulation Plan, the Nonqualified Pension Plan, the Executive Incentive Plan and the 1996 ITW Stock Incentive Plan. These plans provide for compensation to all participants in the plans in the event of a change of control or certain termination events.

Other than for Mr. Farrell, the information set forth below assumes the effective date of the termination event is the last business day of the fiscal year, December 29, 2006, and the non-equity incentive compensation is calculated at the maximum award value.

In the event of involuntary termination upon a corporate change, death or disability all unvested stock options held by the named executive officers would immediately vest. In the event of a termination due to early retirement, any nonqualified pension plan benefit shown is an early retirement subsidy provided under a grandfathered pension formula and is in addition to the amounts shown in the Pension Benefits table. In addition, if the named executive officer is not at least 62 years of age at that time, the stock options granted in February 2006 will not vest, but all other unvested stock options will. For purposes of the discussion below, the value of stock options accelerated upon termination was determined using the excess, if any, of $46.19 (the closing price of ITW common stock on December 29, 2006) over the option exercise price. The discussion below also assumes that all unvested and accelerated stock options are exercised upon the termination event.

Under voluntary termination, retirement or involuntary not for cause termination, the named executive officers would not receive any special payment under the Executive Incentive Plan. The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive

Plan for that fiscal year. If the termination of employment of the named executive officer occurs prior to the last day of the fiscal year, no payouts are made under the Executive Incentive Plan.

Under any termination scenario discussed below, executive officers in our nonqualified deferred compensation plans (“ECRIP”) would be entitled to payments of their account balances either in a lump sum or in a series of installments they may elect with respect to distributions commencing after age 55 and the completion of at least 10 years of service. Unless an ECRIP participant meeting the latter requirement elected prior to termination to defer commencement of such payments to a later date, payments commence as of the first of the month following termination.

The following table shows the January 1, 2007 present value (calculated at a 5.8% discount rate) of the payments that would be made pursuant to the named executive officers’ previous elections if their termination of employment had occurred on (or before in the case of Mr. Farrell) the last business day of the fiscal year, assuming the 130% of Moody’s crediting rate on their ECRIP account(s) remained at the average rate credited in 2006 (8.0758%) throughout the distribution period:

Nonqualified Deferred Compensation Payments

Name	Value of Payments

David B. Speer	$3,756,230
Ronald D. Kropp	$261,997
Thomas J. Hansen	$3,091,689
Russell M. Flaum	$1,978,926
Hugh J. Zentmyer	$1,943,008
W. James Farrell	$8,576,971

Voluntary Termination

Other than payments earned under the Executive Incentive Plan and the ECRIP discussed above, the named executive officers are not eligible for any payment upon voluntary termination.

Retirement Prior to Age 65 (minimum 55 years of age and 10 years of service)

All of the named executive officers other than Mr. Kropp are eligible for retirement benefits if they retire prior to age 65 because they are at least 55 years of age and have 10 years of service.

In addition to the payments under the ECRIP as mentioned above, retirement benefits may result pursuant to the Executive Incentive Plan, the 1996 Stock Incentive Plan and the Nonqualified Pension Plan. As discussed above, no amounts would be paid pursuant to the Executive Incentive Plan since the assumed termination date of December 29, 2006 is not the last day of the fiscal year. Under the 1996 Stock Incentive Plan, awards granted in December 2004 would vest for those who are at least 55 years of age, however, none of those options were in the money as of December 29, 2006. Awards granted under that plan in February 2006 would vest for those who are at least 62 years of age, however, none of the named executive officers serving as of December 29, 2006 were 62 years of age. For the Nonqualified Pension Plan, the payments below reflect the present value of accumulated benefit under that plan that would have been payable as of December 29, 2006. The following table provides detail regarding these benefits:

Name	1996 Stock Incentive Plan	Nonqualified Pension Plan(2)	Total

David B. Speer	$0	$3,213,695	$3,213,695
Ronald D. Kropp	$0	—	$0
Thomas J. Hansen	$0	$1,523,513	$1,523,513
Russell M. Flaum	$0	$1,809,132	$1,809,132
Hugh J. Zentmyer	$0	$535,448	$535,448
W. James Farrell(1)	$6,721,700	$16,902,159	$23,623,859

(1)	Reflects actual amounts determined as of Mr. Farrell’s retirement date. The amount disclosed for the Stock Incentive Plan includes the value of unvested restricted stock accelerated upon retirement and the excess value of unvested options accelerated upon retirement. The value of unvested restricted stock ($3,241,700) was calculated using the fair market value of ITW common stock on May 5, 2006 ($52.625). The excess value of unvested options accelerated ($3,480,000) was based on the closing price of ITW common stock on May 5, 2006 ($52.93). The amount disclosed for the Nonqualified Pension Plan represents actual payments made.

(2)	This reflects immediate lump sum values payable to Messrs. Speer, Zentmyer and Farrell. Messrs. Hansen and Flaum would be entitled to a higher value if they were to elect annuity payments beginning January 1, 2007, with annual values of $122,946 and $142,553, respectively, the present values of which have been computed in this table at a 5.80% discount rate. Further detail regarding early retirement benefits can be found under “Pension Benefits” on page 26.

Normal Retirement (65 years of age and 10 years of service)

None of the named executive officers are eligible for termination benefits for normal retirement as none have reached the age of 65.

Involuntary Not for Cause Termination

As with voluntary termination, other than payments earned under the Executive Incentive Plan and the ECRIP discussed above, the named executive officers are not eligible for any payment upon involuntary not for cause termination.

Involuntary Termination upon a Corporate Change

Under the 1996 Stock Incentive Plan and the Executive Incentive Plan, a Corporate Change is defined as (1) a dissolution, (2) a merger, consolidation, reorganization or similar transaction after which the stockholders immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving entity, (3) a sale of all or substantially all of ITW’s assets, or (4) more than a 50% turnover in the membership of the Board of Directors under circumstances not approved by the then-current Board.

In the event of a Corporate Change under the Executive Incentive Plan, all named executive officers would be entitled to a lump sum earned compensation payment determined as if the participant had remained employed for the entire fiscal year, prorated for the number of days in the fiscal year that have elapsed as of the date of the Corporate Change. In addition, all of his or her unvested stock option awards received under the 1996 Stock Incentive Plan would immediately vest. In addition to payments under the ECRIP as mentioned above, the named executive officers would be eligible for maximum payments under these plans as follows:

Name	Executive Incentive Plan	1996 Stock Incentive Plan	Total

David B. Speer	$1,700,000	$1,233,000	$2,933,000
Ronald D. Kropp	$229,500	$92,475	$321,975
Thomas J. Hansen	$850,000	$462,375	$1,312,375
Russell M. Flaum	$724,600	$246,600	$971,200
Hugh J. Zentmyer	$681,400	$246,600	$928,000

Disability or Death

In the event a named executive officer becomes permanently disabled or dies, in addition to payments under the ECRIP as mentioned above, under the Executive Incentive Plan they would be entitled to a lump sum earned compensation payment determined as if the participant had remained employed for the entire fiscal year, prorated for the number of days in the fiscal year that have elapsed as of the date of their permanent disability or death. In addition, all of his or her unvested stock option awards received under the 1996 Stock Incentive Plan would immediately vest. The named executive officers would be eligible for the same maximum payments under these plans as those referenced above under Involuntary Termination upon a Corporate Change.

Certain Relationships and Related Transactions

Practices Regarding Related Transactions

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with ITW in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these Questionnaires and discusses any related-party transaction disclosed therein. In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

Consulting Agreement with W. James Farrell

ITW entered into a Consulting Agreement, dated as of May 8, 2006, with SLP LLC, an Illinois limited liability company (“SLP”), of which W. James Farrell, the former Chairman of ITW, is the sole owner. Pursuant to the agreement, SLP makes available to ITW the services of Mr. Farrell to provide management consulting services for an annual fee of $250,000, plus reasonable expenses of up to $50,000 annually. In addition, ITW reimburses SLP for the rental of office space and provides office equipment at a cost of up to $30,000 and $15,000 annually, respectively, and provides an administrative assistant.

SLP is subject to a nondisclosure provision during the term of the agreement and for five years thereafter, as well as to a noncompetition provision during the term of the agreement and for two years thereafter. The agreement also provides for indemnification by ITW and by SLP under certain circumstances.

The agreement has an initial two-year term, with an option to extend on a monthly basis thereafter. ITW may terminate the agreement for failure to perform services, for breach of the nondisclosure or noncompetition provisions, or on any anniversary date upon 30-days’ written notice.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about ITW’s existing equity compensation plans, the 1996 Stock Incentive Plan and the 2006 Stock Incentive Plan.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of outstanding	outstanding	plans (excluding
	options, warrants and	options, warrants	securities reflected in
Plan Category	rights	and rights	column (a))

Equity compensation plans approved by security holders	20,932,202	$36.07	48,290,593	(1)

(1)	These shares remain available for issuance under the 2006 Stock Incentive Plan.

Compensation Committee Report

The Compensation Committee of the ITW Board of Directors is composed of four directors who are independent, as defined under Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

We have reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on our review and discussions, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and ITW’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

William F. Aldinger, Chairman
Susan Crown
Robert S. Morrison
James A. Skinner

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and that Messrs. Birck, Davis, McCormack and Skinner meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Committee in February 2007.

The Committee is responsible for providing oversight to ITW’s financial reporting process through periodic meetings with ITW’s independent public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Committee is also responsible for assisting the Board in overseeing: (a) the integrity of ITW’s financial statements; (b) ITW’s compliance with legal and regulatory requirements; (c) the independent public accountants’ qualifications, independence and performance; and (d) the performance of ITW’s internal audit function. ITW’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Committee, in carrying out its role, relies on ITW’s senior management, including senior financial management, and ITW’s independent public accountants.

We have reviewed and discussed with senior management the audited financial statements included in the 2006 Annual Report to Stockholders. Management has confirmed to the Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

We have reviewed and discussed with senior management their assertion and opinion regarding internal controls included in the 2006 Annual Report to Stockholders as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management has confirmed to the Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent public accountants, its audit and opinion regarding ITW’s internal controls as required by Section 404, which opinion is included in the 2006 Annual Report to Stockholders.

We have reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee) under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of ITW’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche LLP and ITW that in its professional judgment may reasonably be thought to bear on independence. Deloitte &

Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of ITW within the meaning of the federal securities laws.

The Committee also discussed with ITW’s internal auditors and independent public accountants the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of ITW’s internal controls, and the overall quality of ITW’s financial reporting.

Based on the reviews and discussions described above, we have recommended to the Board of Directors that the audited financial statements included in ITW’s 2006 Annual Report to Stockholders be included in ITW’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

Michael J. Birck, Chairman
Marvin D. Brailsford
Don H. Davis, Jr.
Robert C. McCormack
James A. Skinner

Ratification of the Appointment of
Independent Public Accountants

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent public accountants for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has been employed to perform this function for ITW since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $10,002,000 for professional services in connection with the 2006 audit, as compared with $8,990,000 for the 2005 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit required by Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) statutory audits.

Audit-Related Fees

During 2006 and 2005, the Deloitte Entities billed us approximately $524,000 and $264,000, respectively, for audit-related services. These fees relate to work performed with respect to acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2006 and 2005 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($4,306,000 and $3,569,000, respectively) and tax planning services, often related to our many acquisitions and restructurings ($5,429,000 and $6,939,000, respectively).

All Other Fees

The aggregate fees for all other services rendered by the Deloitte Entities for 2006 and 2005 were approximately $3,000 and $5,000, respectively. These fees relate to sundry services performed at operating units.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent public accountants. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent public accountants. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our independent public accountants auditing their own work;

(iii) would result in our independent public accountants performing management functions; (iv) would place our independent public accountants in a position of acting as an advocate for the company; or (v) would present a real risk of a conflict of interest or otherwise impair our independent public accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. ITW’s management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee then considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent public accountants.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent public accountants. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP

APPENDIX A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.	Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.	Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer[1] of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

1 For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

A-1

3.	A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues[2].

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.	Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

2 In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax-exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

A-2

Illinois Tool Works Inc.

000004
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Electronic Voting Instructions
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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR the ratification of Deloitte &Touche LLP.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 — William F. Aldinger	☐	☐	02 — Michael J. Birck	☐	☐	03 — Marvin D. Brailsford	☐	☐

04 — Susan Crown	☐	☐	05 — Don H. Davis, Jr.	☐	☐	06 — Robert C. McCormack	☐	☐

07 — Robert S. Morrison	☐	☐	08 — James A. Skinner	☐	☐	09 — Harold B. Smith	☐	☐

10 — David B. Speer	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent public accountants for 2007.	☐	☐	☐	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before them in the meeting.

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<STOCK#>	00OUGD

ILLINOIS TOOL WORKS INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 4, 2007
THE NORTHERN TRUST COMPANY (6TH FLOOR)
50 SOUTH LASALLE STREET
CHICAGO, ILLINOIS
NON-VOTING INFORMATION
Illinois Tool Works Inc. provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the internet. If you give your consent to access these documents over the internet, ITW will advise you when these documents become available. Providing these documents over the internet will reduce ITW’s printing and postage costs. Once you give your consent, it will remain in effect until you notify ITW that you wish to resume mail delivery of its annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request paper copies of these documents.
To give your consent, mark the “I CONSENT” box located on the reverse side of this Proxy Card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

  Illinois Tool Works Inc.

Proxy — Illinois Tool Works Inc.

3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60026
ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Marvin D. Brailsford, Susan Crown and Harold B. Smith, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 4, 2007 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director, FOR the ratification of Deloitte & Touche LLP as ITW’s independent public accountants for 2007 and FOR or AGAINST any other properly raised matter at the discretion of the proxies.
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